SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 11, 2008, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 11, 2008, at 10:30 A.M. for the following purposes:

(1)	To elect six directors; and

(2)	To transact such other business as may properly come before the meeting.

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 17, 2007, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Dated:  December 26, 2007

By Order of the Board of Directors

Stuart W. Booth, Secretary

HOLDERS OF COMMON STOCK AND CLASS B STOCK ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 11, 2008 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the enclosed form of proxy were first sent to stockholders on or about December 31, 2007. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

If the enclosed form of proxy is properly signed and returned by holders of Common Stock and Class B Stock, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 17, 2007, will be entitled to vote at the Annual Meeting.

As of the close of business on December 17, 2007, there were outstanding 22,302,321 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 47,863,278 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting, including the election of directors.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

With regard to the election of directors, votes may be cast “For” or “Withhold Authority” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown	66	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. On October 22, 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer	1980
Brooks M. Pennington III	53	Director of Special Projects for the Company since October 1, 2006. From 1994 through September 30, 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998.	1998
John B. Balousek	62	Mr. Balousek served as President and Chief Operating Officer of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, from 1991 until 1996 and as Chairman and CEO of True North Technologies, a digital and interactive services company affiliated with True North Communications in 1996. Mr. Balousek co-founded and, from 1998 to 1999, served as an Executive Vice President of PhotoAlley.com, a San Francisco company marketing photographic equipment, supplies and services online. Prior to 1991, he held various senior executive management positions with Foote, Cone & Belding Communications and positions in brand management with the Procter & Gamble Company.	2001

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
David N. Chichester	62	Partner of Tatum LLC, a financial and technology leadership services firm, since 2004. Mr. Chichester served as the Chief Financial Officer of Starbucks Coffee Japan, Ltd. from 2003 to 2004 and the Senior Vice President Finance of Starbucks Corporation from 2001 to 2003. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Hecklers Online, Inc. during 2000 and at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as Vice President-Investment Banking of Warburg Paribas Becker Incorporated and Assistant Vice President at The First National Bank of Chicago. He has also served on the boards of other public and private companies.	2002
Alfred A. Piergallini	61	Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, since January 2005. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He also currently serves as a director of Comerica Incorporated, a financial services company.	2004
Bruce A. Westphal	67	Chairman of Bay Alarm Company, a security systems company, since 1984. Mr. Westphal is the President of Balco Properties, a real estate development and management company. Mr. Westphal previously served as Chairman of InReach Internet, a provider of internet services. Mr. Westphal was also Chairman of PacWest Telecomm, Inc. from 1994 to 1998.	1999

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the director nominees listed above.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rules 4200 and 4350, the Board of Directors has determined that each of Mr. Balousek, Mr. Chichester, Mr. Piergallini and Mr. Westphal meet the standards of independence established by the NASDAQ.

Committees of the Board

During fiscal 2007, the Board of Directors held eleven meetings and acted by unanimous written consent on a number of occasions. The Company has an Audit Committee and a Compensation Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

During fiscal 2007, the members of the Audit Committee were Bruce A. Westphal (Chairman), John B. Balousek and David N. Chichester. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), and he is independent as such term is defined in the NASDAQ Rules. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of the Company’s independent registered public accounting firm, to review with the independent registered public accounting firm the plan and results of the auditing engagement, to review the Company’s system of internal financial and accounting controls, to review the financial statements of the Company, to discuss with management and the independent auditors the Company’s accounting policies, to approve the Company’s filing of reports with the SEC, and to make inquiries into matters within the scope of its functions. The Board of Directors has adopted a written Audit Committee Charter which is attached as Appendix A. The Audit Committee held twelve meetings during fiscal 2007.

During fiscal 2007, the members of the Compensation Committee were John B. Balousek (Chairman), Bruce A. Westphal and Alfred A. Piergallini. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders;

•	reviewing survey data, coupled with performance-based peer group evaluations, to help determine competitive short and long-term awards for executives;

•	considering the possible tax consequences to the Company and to the executives in determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its annual proxy statement and incorporated by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its annual proxy statement and incorporated by reference in its annual report on Form 10-K.

The Compensation Committee held ten meetings during fiscal 2007.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Westphal, Balousek and Piergallini served as members of the Compensation Committee during fiscal 2007. They have no relationship with the Company other than as directors and stockholders. During fiscal 2007, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2007, there were no members of the Board of Directors who attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served.

The Company encourages, but does not require, the members of its Board of Directors to attend its annual meetings of stockholders. All members of the Board attended the 2007 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director care of the Company’s offices is forwarded by the Company to the addressee without review by management.

Compensation of Directors

In fiscal 2007, members of the Board of Directors who are not employees of the Company were paid directors’ fees consisting of $25,000 per year and $1,200 for each Board meeting attended. The chairs of the Audit Committee and the Compensation Committee each received annual retainer fees of $12,000. Directors who attended meetings of the Audit Committee or Compensation Committee received an additional $1,200 for each meeting not held on the same day as a Board meeting.

Each non-employee director receives $500 for participation in each telephonic meeting of the Board of Directors, the Audit Committee or the Compensation Committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,200 for each day spent traveling to and attending subsidiary and division management meetings and conducting plant and facility visits.

Under the Nonemployee Director Equity Incentive Plan, Messrs. Balousek, Chichester, Westphal and Piergallini were each granted on the date of the 2007 Annual Meeting of Stockholders options to purchase 11,024 shares of Common Stock (determined by dividing $140,000 by the closing price of a share of Common Stock on the date of the 2007 Annual Meeting) and a restricted stock grant for 1,141 shares with a market value of $15,000.

Set forth below is a summary of the compensation paid to those of the Company’s non-employee directors.

DIRECTOR COMPENSATION TABLE

Name(1)(2)	Fees Earned or Paid in Cash	Stock Awards (3)(4)	Option Awards (3)(5)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total ($)
John B. Balousek	$74,600	$15,000	$30,900	—	—	—	$120,500

David N. Chichester	$68,000	$15,000	$30,900	—	—	—	$113,900

Alfred A. Piergallini	$59,700	$15,000	$30,900	—	—	—	$105,600

Bruce A. Westphal	$65,100	$15,000	$30,900	—	—	—	$111,000

(1)	Director Brooks M. Pennington III is the Company’s Director of Special Projects and was compensated as an employee and not as a director. During fiscal 2007, he did not receive additional compensation for his Board service. In fiscal 2007, Mr. Pennington’s salary was $96,152. All other compensation for Mr. Pennington, including Company matching contributions under the Company’s 401(k) Plan, profit sharing and life insurance premium payments, totaled $12,469.

(2)	As of the end of fiscal 2007, Mr. Balousek, Mr. Chichester, Mr. Piergallini and Mr. Westphal each held options to purchase 5,191 shares of Common Stock, 4,225 of which were then exercisable. As of the end of fiscal 2007, Mr. Balousek, Mr. Chichester, Mr. Piergallini and Mr. Westphal each held options to purchase 21,406 shares of Class A Common Stock, 12,125 of which were then exercisable.

(3)	This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with the Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share–Based Payment”, except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service–based vesting conditions. Please refer to Note 10, “Stock–Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10–K filed on November 28, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	The fair value as of the grant date of each award granted in fiscal 2007 determined pursuant to SFAS 123(R) was $15,000. In fiscal 2007, the grant date fair value was determined using the closing stock price on the date of grant.

(5)	The fair value as of the grant date of each award granted in fiscal 2007 determined pursuant to SFAS 123(R) was $31,529. Please refer to Note 10, “Stock–Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10–K filed on November 28, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards. In fiscal 2007, the grant date fair value was determined using the closing stock price on the date of grant.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not appropriate at this time to establish a separate nominating committee. As such, the Board as a whole fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 4200(a)(15). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, some of which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer.

The Board will consider any director candidate recommended by security holders, provided that the candidate satisfies the minimum qualifications for directors as established from time to time by the Board. To be considered, stockholders must submit recommendations to the Company’s secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommended nominees for consideration at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially owns five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company uses three primary tools to compensate executives: base salary, annual cash bonus and equity compensation. Together they combine to provide an executive’s total compensation package. The Company does not provide benefits or perquisites of significant value to its executives. The Company views base salary as a primary indicator of the market value needed to attract and retain an executive with the skill and expertise to perform the duties and discharge the responsibilities of the position. Cash bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to the extent necessary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders and as retention devices. The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible long-term financial results for the Company and its stockholders.

Process

As described below, the Compensation Committee uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s structural compensation is generally targeted within the broad-range of compensation paid by the peer group; however, we use our judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, we look beyond the market data and place significant weight on individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of Glenn W. Novotny, the Company’s Chief Executive Officer until October 2007, we received and considered the recommendation of William E. Brown, the Company’s Chairman and current Chief Executive Officer, as part of our process of determining Mr. Novotny’s salary, bonus potential, actual bonus and equity compensation. Neither Mr. Novotny nor Mr. Brown made recommendations for his own compensation. In addition, Mr. Brown is invited to attend portions of many of the meetings of the Compensation Committee, although he does not vote with the Committee. With respect to the Company’s other executive officers, we receive and consider the recommendations of the Chairman and Chief Executive Officer and consult with the Company’s Vice President of Human Resources as part of our process of determining compensation. Other than as described herein, other executive officers have no role in making decisions regarding compensation of our executive officers.

The Compensation Committee determines base salary and potential bonus as of each officer’s hire date, and we generally reconsider both elements on or about each anniversary of that hire date. We generally determine officers’ annual cash bonus and equity awards in December or January of the succeeding fiscal year after the Company’s financial results for the prior fiscal year are announced. We generally grant each officer a certain number of stock options or restricted stock upon his hire date and consider granting additional awards on an annual basis. In fiscal 2007, we reconsidered the way in which we grant stock options, which resulted in a delay in the annual grants until May. We generally do not grant, and have not in the past fiscal year granted, bonuses or equity compensation to officers on a “one-off” basis outside of the standard schedule.

Compensation Consultants and Benchmarking

In prior years, the Company and the Compensation Committee have retained the services of a compensation consulting firm to assist the Chairman, Chief Executive Officer and the Compensation Committee in formulating their recommendations regarding executive compensation. In fiscal 2007, the Company instead prepared its own market analysis based on a methodology and peer group similar to that of the previous reports prepared by outside consultants. The Compensation Committee received the internal report and used it to help determine the market value compensation for the executive officers. Survey data, coupled with performance-based peer group evaluations, were used to help determine competitive short and long-term awards for executives. The companies included in the peer group included lawn and garden and pet supplies companies and other consumer products companies. The Company normalized the peer group data for size based on the EBITDA (earnings before interest, taxes, depreciation and amortization) and other financial metrics of the peer companies.

Allocation and Amount

As mentioned above, the Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual cash bonus) and long-term incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Company views base salary and the annual bonus target as an essential part of attracting and retaining executive officers and, thus, we set both at a level that we believe are necessary to attract and retain top executives. The Company also believes, based on market data and actual experience, that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving superior performance.

The use and relative weights of base salary, annual cash bonus and equity compensation are based on a subjective determination by the Compensation Committee of the effectiveness of each in supporting the Company’s business and talent strategies, as well as the prevalence, weight and value of these elements for executives at other companies. Generally, the Compensation Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should depend upon the performance of the Company in order to align management’s interest with our stockholders. The Committee uses tally sheets setting forth all components of compensation, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist us in balancing the elements. If the tally sheets indicate that a particular executive’s compensation is not within the range of our peer companies, we may adjust the compensation accordingly.

When making compensation decisions, the Compensation Committee considers the issue of internal pay equity between the compensation of other Company officers compared to the compensation of the Chief Executive Officer. We also consider issues relating to the tax and accounting treatment of various forms of compensation and, with respect to equity compensation, we give serious consideration to the amount of dilution caused by grants of equity compensation. Our Company considers the impact of compensation decisions on stockholder dilution, and we make our decisions with that and other goals in mind.

We continue to subscribe to the philosophy that the Company’s overall performance and its return to stockholders will be the primary areas of consideration when rewarding the Company’s top executives. It is our goal to ensure that our executives are paid competitively with the market and are rewarded for performance that benefits the stockholders.

Salary

The Compensation Committee reviews the base salary of the executive officers each year. Historically, the named executive officers have received annual increases consistent with the cost-of-living increases with some performance element. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity among the senior executives. Based on its review, the Committee determined that for fiscal 2007, base salary increases were required for certain executives.

Consistent with prior year increases, the Compensation Committee increased Mr. Novotny’s annual base salary to $735,000, based on the Company’s improved fiscal 2006 performance and cost-of-living adjustments. Mr. Booth and Mr. Johnson received a base salary increase consistent with the percentage increases provided to employees generally to maintain competitive positioning. The Committee determined that the base salary for Mr. Heim remained appropriate given the percentage increase in fiscal 2006, and no increase was made. Mr. Brown once again waived any salary increase, and his salary continued at the same level since 2002.

Cash Bonus

The Compensation Committee determines the actual amount of cash bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and such officer’s individual performance and contribution to the Company. We set potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of the base salary. We do not use a pre-determined formula to calculate any officer’s bonus compensation and have full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. The target bonus percentages are set at a level to provide that the executive’s total compensation opportunity is competitive with amounts paid for similar performance in comparable executive positions by our peer companies.

In January 2007, the Compensation Committee awarded bonuses based on the Company’s and individual’s performance in fiscal 2006. The following table sets forth the target bonus and actual bonus paid, a percentage of base salary, for each of the named executive officers with respect to fiscal 2006.

	% of Fiscal 2006 Base Salary		Bonus For Fiscal 2006
Executive Officer	Target	Actual
Glenn W. Novotny	75%	71%	$500,000
William E. Brown	—	55%	$226,500
James V. Heim	50%	36%	$150,000
Stuart W. Booth	50%	43%	$155,000
Bradley P. Johnson	50%	69%	$268,125

In determining the bonuses for fiscal 2006, the Committee considered the individual performance of each named executive officer and specific elements of the Company’s financial performance in fiscal 2006, including the increase in revenue, earnings per share, return on equity, return on investments and return on net assets compared to fiscal 2005. When determining Mr. Novotny’s fiscal 2006 bonus, the Committee also considered the number of acquisitions during the year and the success in integrating these and previous acquisitions. For Mr. Heim and Mr. Johnson, the Committee also considered the performance of the Company’s pet business and garden business, respectively.

Mr. Johnson’s bonus amount does not include a transition fee of $250,000 received by him upon commencement of employment with the Company. This transition fee was paid pursuant to Mr. Johnson’s employment agreement dated September 30, 2005.

The Committee has not yet determined the amount of bonuses, if any, to be paid to the named executive officers with respect to fiscal 2007. Pursuant to their respective separation agreements, Mr. Novotny and Mr. Johnson will not receive a bonus with respect to fiscal 2007.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if the relevant financial measures are restated. In such event, the Compensation Committee would consider whether it is appropriate to seek recovery of previously paid awards or adjust future awards appropriately.

Stock Options

The Compensation Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive. The size of annual option grants to officers is determined after giving consideration to market factors, the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution, and total compensation expense.

In fiscal 2007, the Compensation Committee reconsidered its approach to stock options. Historically, the Committee had focused on the amount of options granted in previous years rather than the grant date fair value of those options. After considerable discussion and analysis, the Committee determined that it should focus more heavily on the potential value of the stock option to the employee, the compensation cost to the Company and the dilutive effect on the Company’s stockholders rather than the number of shares historically granted. As part of this process, the Committee analyzed the stock option granting practices of our peer companies and the value of the equity awards as a percentage of EBITDA and the percentage of total awards granted to the top five executives. The Committee concluded that the Black-Scholes value of annual equity awards as a percentage of the EBITDA for the prior fiscal year should be reduced from the level of recent years. As a result, the fair value of the options granted in fiscal 2007 was substantially reduced. The Committee also chose to substantially reduce the number of employees eligible for option awards to focus on those individuals whose performance was most likely to significantly impact the financial performance of the Company. This change reduced the number of employees receiving stock options by more than one-half.

Based on the factors discussed above, the Committee granted options to Messrs. Booth, Heim and Johnson in fiscal 2007. The number of shares underlying the option grants decreased from the prior fiscal year (after giving effect to the two-for-one stock dividend in February 2007), and the compensation expense associated with the awards declined significantly as a result. The Committee elected not to grant any options to Mr. Novotny or Mr. Brown after reviewing their current total compensation package and equity ownership.

Stock options granted during fiscal year 2007 had an exercise price equal to fair market value on the date of the grant. Stock options granted to executive officers typically vest in tranches beginning two or more years after the date of grant, with the specific vesting terms determined by the Compensation Committee at the time of grant. Executives must be employed by the Company at the time of vesting to exercise the options. The Company has not used performance based options historically but may use such awards in the future.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information except to the extent that it typically makes its annual option grants within a reasonable amount of time after the release of the Company’s fiscal year end earnings announcement.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with equity incentive compensation. However, in previous years, the Company has made grants of restricted stock to several executive officers in connection with arrangements providing for a post-termination consulting relationship with the Company and their entry into significant confidentiality and non-competition agreements. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Compensation Committee. The Compensation Committee has the authority to accelerate the time at which any restrictions lapse, and/or remove any restrictions, on previously granted restricted stock.

Stock Ownership Requirements

The Company does not have any stock ownership requirements, guidelines or expectations or any policies regarding hedging the risk of stock ownership.

Post-Employment Arrangements

Under the terms of our employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. Our equity-based compensation plans and employment agreements do not provide for special payments to our named executive officers upon a change-in-control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, or that will be paid to Mr. Novotny and Mr. Johnson pursuant to their separation agreements, are described below in detail in the sections titled “Potential Payments Upon Termination” and “Payments Upon Termination” on pages 20-22.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining us.

The non-compete and post-termination consulting agreements are intended to protect the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors.

Benefits and Perquisites

In addition to qualified retirement plans available to employees generally and nonqualified deferred compensation plans available to senior executives, the Company provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown. The Company also paid for Mr. Novotny’s membership at a country club.

Accounting and Tax Treatment

In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, we believe that it is important to retain maximum flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, we will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. We will of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s compensation plans have generally not been designed to permit us to grant awards that qualify for deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended on September 29, 2007. This report is provided by the following independent directors, who comprise the Compensation Committee:

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

BRUCE A. WESTPHAL

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s former Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during our fiscal year 2007 which ended on September 29, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Glenn W. Novotny Former President and Chief Executive Officer(1)	2007	$753,654	—	$238,572	$149,832	—	$2,010	$31,834	$1,175,902

Stuart W. Booth Executive Vice President And Chief Financial Officer	2007	$375,673	—	$54,800	$81,608	—	$3,962	$31,438	$547,481

William E. Brown Chairman and Chief Executive Officer(2)	2007	$409,994	—	—	$85,344	—	—	$12,804	$508,142

James V. Heim President of Pet Products Division	2007	$414,423	—	$94,260	$117,699	—	$1,319	$23,471	$651,172

Bradley P. Johnson Former President of Garden Division(3)	2007	$460,962	—	$167,000	$87,xxx	—	$2,914	$232,686	$950,896

(1)	Mr. Novotny resigned as a director and Chief Executive Officer effective October 21, 2007.

(2)	Mr. Brown was reappointed as Chief Executive Officer effective October 22, 2007.

(3)	Mr. Johnson resigned as President of Garden Division effective October 26, 2007.

(4)	Fiscal 2007 bonus amounts for Messrs. Booth, Brown and Heim have not been determined as of the date of this proxy statement. The Company expects to determine the amounts, if any, in early 2008 and will file a Form 8-K within four business days of the determination of bonuses for fiscal 2007.

(5)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 for stock awards granted in prior fiscal years, in accordance with SFAS 123(R). These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers.

(6)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 for option awards granted in fiscal 2007 and in prior fiscal years, in accordance with SFAS 123(R), except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting based on service conditions. Please refer to Note 10, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 28, 2007 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table for information on awards actually granted in fiscal 2007. These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executives.

(7)	Entire amount represents above market interest earnings on non-qualified deferred compensation.

(8)	The components of the “All Other Compensation” column are detailed in the following table:

Description	Mr. Novotny	Mr. Booth	Mr. Brown	Mr. Heim	Mr. Johnson
Company matching contribution to 401(k) plan	$4,000	$4,400	$2,375	$4,400	$3,750
Medical and life insurance premiums	$7,071	$10,428	$10,429	$7,071	$10,429
Car allowance	$15,053	$16,610	—	$12,000	$12,000
Country club membership	$5,710	—	—	—	—
Mortgage differential payments	—	—	—	—	$206,507

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2007, which ended on September 29, 2007. The Company did not grant any performanced-based equity or non-equity incentive plan awards in fiscal 2007. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

Name	Grant Date	All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Glenn W. Novotny		—	—		—		—
Stuart W. Booth	5/23/2007	—	27,000	(1)	$13.83	(2)	$134,190	(3)
William E. Brown		—	—		—		—
James V. Heim	5/23/2007	—	36,000	(1)	$13.83	(2)	$178,920	(3)
Bradley P. Johnson	5/23/2007	—	45,000	(1)	$13.83	(2)	$223,650	(3)

(1)	The options granted to each of Messrs. Booth, Heim and Johnson vest in increments of 20% upon each of the third, fourth, fifth, sixth and seventh anniversaries of the grant date. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	All options are for shares of Class A Common Stock and were granted at the average of the high and low sale prices on the date of grant which exceeded the closing market price on the date of grant.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Please refer to Note 10, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 28, 2007 for the relevant assumptions used to determine the valuation of our stock and option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2007, which ended on September 29, 2007.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Glenn W. Novotny	—		60,000	(1)	—	$4.28	8/2/2010	40,000	(1)	$356,000	—	—
	—		120,000	(2)	—	$4.26	8/2/2010	80,000	(2)	$718,400	—	—
	—		24,000	(1)	—	$12.92	12/9/2013	—		—	—	—
	—		48,000	(2)	—	$12.83	12/9/2013	—		—	—	—
	—		25,000	(1)	—	$15.22	12/14/2013	—		—	—	—
	—		50,000	(2)	—	$15.11	12/14/2013	—		—	—	—

Stuart W. Booth	—		12,000	(1)	—	$7.28	2/11/2011	10,000	(1)	$89,000	—	—
	—		24,000	(2)	—	$7.23	2/11/2011	20,000	(2)	$179,600	—	—
	—		10,000	(1)	—	$12.92	12/9/2013	—		—	—	—
	—		20,000	(2)	—	$12.83	12/9/2013	—		—	—	—
	—		13,000	(1)	—	$15.22	12/14/2013	—		—	—	—
	—		26,000	(2)	—	$15.11	12/14/2013	—		—	—	—
	—		27,000	(2)	—	$13.83	5/23/2015	—		—	—	—

William E. Brown	—		14,000	(1)	—	$12.92	12/9/2013	—		—	—	—
	—		28,000	(2)	—	$12.83	12/9/2013	—		—	—	—
	—		14,000	(1)	—	$15.22	12/14/2013	—		—	—	—
	—		28,000	(2)	—	$15.11	12/14/2013	—		—	—	—

James V. Heim	5,000	(1)	10,000	(1)	—	$10.47	8/21/2010	7,500	(1)	$66,750	—	—
	10,000	(2)	20,000	(2)	—	$10.39	8/21/2010	15,000	(2)	$134,700	—	—
	—		15,000	(1)	—	$15.22	12/14/2013	—		—	—	—
	—		30,000	(2)	—	$15.11	12/14/2013	—		—	—	—
	—		36,000	(2)	—	$13.83	5/23/2015	—		—	—	—

Bradley P. Johnson(3)	—		20,000	(1)	—	$14.06	11/8/2011	20,000	(1)	$178,000	—	—
	—		40,000	(2)	—	$13.97	11/8/2011	40,000	(2)	$359,200	—	—
	—		45,000	(2)	—	$13.83	5/23/2015	—		—	—	—

(1)	Company Common Stock.

(2)	Company Class A Common Stock.

(3)	Mr. Johnson resigned as President of Garden Division effective October 26, 2007 and his equity awards expired before vesting.

(4)	Market value was calculated based on the closing sale prices of the Common and Class A Common Stock on September 28, 2007, the last trading day in fiscal 2007.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2007, which ended on September 29, 2007.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Glenn W. Novotny	65,000 130,000	(1) (2)	$ $	498,150 948,600	— —			— —
Stuart W. Booth	18,000 36,000	(1) (2)	$ $	107,010 195,780	— —			— —
William E. Brown	15,000	(1)		$80,400	—			—
James V. Heim	5,000 10,000	(1) (2)	$ $	18,950 29,200	3,750 7,500	(1) (2)	$ $	44,765 98,100
Bradley P. Johnson	—			—	—			—

(1)	Company Common Stock.

(2)	Company Class A Common Stock.

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the non–qualified deferred compensation activity for the named executive officers in fiscal 2007, which ended on September 29, 2007:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Glenn W. Novotny	$150,000	—	$69,005	—	$669,005
Stuart W. Booth	$155,000	—	$10,558	—	$165,558
William E. Brown	—	—	—	—	—
James V. Heim	$38,788	—	$3,978	—	$57,382
Bradley P. Johnson	$75,467	—	$4,655	—	$80,122

The deferred compensation balances generally earn interest based on the prime rate plus 1%.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 29, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,724,493	(1)	$12.89	10,005,731	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	4,724,493	(1)	$12.89	10,005,731	(2)

(1)	Includes 1,055,585 shares of Common Stock and 3,093,520 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan, 158,000 shares of Common Stock and 311,000 shares of Class A Common Stock issuable upon exercise of options granted under the 1993 Omnibus Equity Incentive Plan and 20,764 shares of Common Stock and 85,624 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 3,450,711 shares of Common Stock and 6,023,096 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 88,964 shares of Common Stock and 142,960 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Employment Arrangements

Pursuant to a Nonqualified Deferred Compensation Agreement dated effective as of June 19, 2002 between Mr. Novotny and the Company, Mr. Novotny had the right (subject to the approval of the Compensation Committee) to defer receipt of a certain portion of his compensation, with such deferred compensation to be credited with investment return or loss in accordance with the performance of a measuring investment fund or funds. On December 14, 2005, the Board of Directors approved the amendment and restatement of this agreement (as so amended and restated, the “Deferred Compensation Plan”) and its expansion to additional employees of the Company. Pursuant to the Deferred Compensation Plan, eligible employees of the Company may elect to defer receipt of a percentage of their base salary and/or incentive bonuses until a future date or dates. Compensation deferred pursuant to this Plan will be credited with investment return or loss in accordance with the performance of a measuring investment fund or funds.

The Company and Mr. Novotny entered into a Post-Employment Consulting Agreement on November 7, 2005. This agreement is described below under “Potential Payments Upon Termination.”

The Company and Mr. Booth entered into a Post-Employment Consulting Agreement on December 9, 2004. This agreement provides that, in the event Mr. Booth’s employment with the Company terminates, for a period of 24 months thereafter Mr. Booth will be available approximately 10 hours per month to provide strategic advice and counsel to the Company for a base fee of $2,500 per month, subject to adjustment. This agreement contains confidentiality and non-competition provisions.

On May 31, 2007, the Company entered into an Employment Agreement with James V. Heim. This employment agreement provides that Mr. Heim will serve as President of the Company’s Pet Products division at an annual minimum salary of $415,000. He is also eligible for an annual bonus, targeted at 50% of base compensation with a maximum payout of 100%, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated earlier for his dismissal with cause, death or disability. If the Company terminates Mr. Heim without cause, he will continue to receive his base salary for one year.

On September 30, 2005, the Company entered into an Employment Agreement with Bradley P. Johnson. This agreement was superseded in October 2007 by the separation agreement described below under “Potential Payments Upon Termination.”

Potential Payments Upon Termination

SEC regulations require that we estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 29, 2007, the last day of our 2007 fiscal year.

Stuart W. Booth

Mr. Booth is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Booth will receive $2,601 per month (subject to a 2% upward adjustment annually) for such consulting services. This agreement contains confidentiality and non-competition provisions. Assuming termination as of September 29, 2007, the last day of the prior fiscal year, the post-employment termination payments would total $62,424.

James V. Heim

Pursuant to Mr. Heim’s employment agreement, if Mr. Heim is terminated without cause he will be entitled to continue to receive his base salary for one year. Mr. Heim is also party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Heim will receive $5,000 per month (subject to a 2% upward adjustment annually) for such consulting services. This agreement contains confidentiality and non-competition provisions. Assuming termination as of September 29, 2007, the last day of the prior fiscal year, the post-employment termination payments would total $535,000. Cause is defined in the employment agreement as follows: (a) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company, (b) an act or omission constituting negligence or misconduct which is materially injurious to the Company, (c) a material violation of this Agreement by Executive, which is not cured within 30 days after written notice thereof, (d) the abuse of alcohol or drugs, (e) failure to comply with the lawful directives of the Board of Directors, (f) a material violation of any securities law, regulation or compliance policy of the Company, (g) executive’s death or incapacity exceeding four (4) months. Further, if Mr. Heim resigns (upon 30 days notice) because of an alleged material breach of the employment agreement by the Company (relocating Mr. Heim’s primary office location outside a 50 mile radius surrounding Napa, California is considered a material breach under the employment agreement); if the breach is not cured by the Company within the 30 day notice period, Mr. Heim will be entitled to the same post-employment termination payments described above.

Payments Upon Termination

Mr. Novotny and Mr. Johnson resigned their positions with the Company following the end of fiscal 2007. Below is a description of the payments to be made pursuant to arrangements entered into after the end of fiscal 2007.

Glenn W. Novotny

Effective October 21, 2007, Glenn Novotny resigned from his position as President and Chief Executive Officer of the Company and from the Board of Directors. Pursuant to a separation agreement dated October 30, 2007, he will remain an employee of the Company through June 15, 2008 (the “Continuation Period”) and will receive the following payments and benefits:

i. Salary compensation in effect on the date of resignation as an executive officer ($14,135 per week) through the Continuation Period.

ii. Health and other employee benefits (other than vacation accrual) through the Continuation Period which we estimate has a value of $4,714.

iii. Payments on a leased automobile through May 2008, which we estimate has a value of $8,781.

iv. At the end of the Continuation Period the value of all vacation accrued through the date of resignation ($176,683).

v. At the end of the Continuation Period retention as his own property of Company provided laptop, blackberry and cellular telephone, which we estimate has a value of $2,488.

Further, pursuant to the post-employment consulting agreement between the Company and Mr. Novotny dated November 7, 2005, Mr. Novotny will provide consulting services for a period of 24 months following the Continuation Period for which he will receive payments as an independent contractor of $5,100 per month (subject to a 2% upward adjustment annually). This agreement contains confidentiality and non-competition provisions. Assuming compliance with the terms and conditions of the separation agreement and the consulting agreement, total payments to Mr. Novotny will be approximately $798,528.

In addition, Mr. Novotny will continue to vest through November 10, 2008 in (a) all restricted stock issued under a restricted stock award agreement dated November 7, 2005 and (b) all stock options granted under the Company’s 2003 Omnibus Equity Incentive Plan. All deferred compensation owed to Mr. Novotny by the Company will be paid consistent with the Central Garden & Pet Deferred Compensation Plan dated December 14, 2005 and the Central Garden & Pet Non-Qualified Deferred Compensation Plan amended and restated effective January 1, 2005. The market value of the restricted stock that will vest through November 10, 2008 and the difference between the exercise price and the market value of the options that will vest that will vest through November 10, 2008 (calculated based on the closing sale prices of the Common and Class A Common Stock on September 28, 2007, the last trading day in fiscal 2007) is $496,080.

Bradley P. Johnson

Effective October 26 2007, Bradley P. Johnson resigned from his position as President Garden Group. Pursuant to a separation agreement dated October 26, 2007, he will remain an employee of the Company through December 31, 2008 (the “Continuation Period”) and will receive the following payments and benefits:

i. Salary compensation in effect on the date of resignation as an executive office ($17,885 biweekly) through December 31, 2007.

ii. Health and other employee benefits (other than vacation accrual, vesting on stock options and restricted stock) through the Continuation Period which we estimate has a value of $6,953.

iii. On the last Company payroll date in 2007, a lump sum payment of $332,998 and a payment of all accrued but unused vacation through October 26, 2007 ($39,346).

iv. A monthly salary of $2,000 per month from January 1, 2008 until the end of the Continuation Period.

The Company will continue to pay Mr. Johnson’s auto allowance and monthly mortgage differential payments until January 1, 2008, which we estimate has a value of $37,418.

All deferred compensation owed to Mr. Johnson by the Company will be paid consistent with the Central Garden & Pet Deferred Compensation Plan dated December 14, 2005. Assuming compliance with the terms and conditions of the separation agreement, total payments to Mr. Johnson will be approximately $601,198.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews and pre-approves transactions that may be “related-person transactions,” which are transactions between the company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest.

Transactions with the Company

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority shareholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the twelve months ended on September 29, 2007, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $1.5 million. As of September 29, 2007, the Company owed Bio Plus, Inc. approximately $88,000 for such purchases.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 17, 2007.

	Shares Beneficially Owned as of December 17, 2007
Beneficial Owner(1)	Number of Class B Shares	Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
William E. Brown	1,600,459	1,370,063	(4)	3,338,884	(5)	8.8%	44.8%
Stuart W. Booth	—	14,417	(6)	58,027	(7)	*	*
James V. Heim	—	15,009	(8)	32,500	(9)	*	*
Glenn W. Novotny(10)	—	131,370		262,024		*	*
Bradley P. Johnson(11)	—	—		—		*	*
John B. Balousek	—	59,385	(12)	19,833	(13)	*	*
David N. Chichester	—	7,029	(12)	26,391	(13)	*	*
Brooks M. Pennington III(14)	—	229,532	(15)	459,064	(16)	*	*
Alfred A. Piergallini	—	13,204	(12)	17,801	(13)	*	*
Bruce A. Westphal	—	30,958	(17)	43,309	(18)	*	*
All directors and executive officers as a group (ten persons)(19)	1,600,459	1,870,967		4,257,833		10.7%	46.0%
Harbinger Capital Partners Master Fund I, Ltd.(20)	—	3,300,000		—		4.6%	8.5%
Fidelity Management(21)	—	3,035,057		5,936,322		12.5%	7.8%
Schroder Investment Management North America Inc.(22)	—	2,404,500		—		3.3%	6.2%
Dimensional Fund Advisors Inc.(23)	—	1,489,576		2,587,432		5.7%	3.8%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights between the Class B Stock, Common Stock and Class A Common Stock . The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse.

(5)	Includes 16,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 16,000 shares held by his spouse.

(6)	Includes 3,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007.

(7)	Includes 6,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007.

(8)	Includes 5,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007.

(9)	Includes 10,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007.

(10)	Mr. Novotny resigned as a director and Chief Executive Officer effective October 21, 2007.

(11)	Mr. Johnson resigned as President of Garden Division effective October 26, 2007.

(12)	Includes 4,225 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007.

(13)	Includes 12,125 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007.

(14)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(15)	Includes 6,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007. Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 56,644 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(16)	Includes 12,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007. Includes 98,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 13,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 113,288 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 13,876 shares held by his spouse.

(17)	Includes 6,508 shares of Common Stock held by a limited partnership of which Mr. Westphal is general partner and 4,225 shares issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007. Mr. Westphal disclaims beneficial ownership of the 6,508 shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(18)	Includes 13,016 shares of Class A Common Stock held by a limited partnership of which Mr. Westphal is general partner and 12,125 shares issuable upon exercise of outstanding options exercisable within 60 days of December 17, 2007. Mr. Westphal disclaims beneficial ownership of the 13,016 shares held by the limited partnership, except to the extent of his pecuniary interest therein.

(19)	Reflects the information in the footnotes set forth above.

(20)	The address of Harbinger Capital Partners Master Fund I, Ltd is c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock as of December 5, 2007.

(21)	The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The foregoing information is solely from a Form 13F reflecting beneficial holdings of the Company’s capital stock as of September 30, 2007.

(22)	The address of Schroder Investment Management North America Inc. is 875 Third Avenue, 21st Floor New York, NY 10022. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock as of October 1, 2007.

(23)	The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, Santa Monica, CA 90401. The foregoing information is solely from a Form 13F reflecting beneficial holdings of the Company’s capital stock as of September 30, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from October 1, 2006 to September 29, 2007 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, except for one late Form 4 filing by James V. Heim relating to shares withheld to satisfy withholding tax obligations due upon vesting of restricted stock on August 20, 2006. The report was filed May 23, 2007.

AUDIT COMMITTEE REPORT ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is not available on the Company’s website, but a copy is attached as Appendix A to this proxy statement.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 29, 2007 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 29, 2007.

Audit Committee

BRUCE A. WESTPHAL, Chairman

JOHN B. BALOUSEK

DAVID N. CHICHESTER

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the fiscal year ended on September 29, 2007 and has been selected to serve as the Company’s independent registered public accounting firm for fiscal 2008. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 30, 2006	September 29, 2007
Audit fees	$4,404,000	$5,204,000
Audit-related fees	48,000	286,000
Tax fees	4,000	—
All other fees	272,000	—

Audit Fees

The audit fees for the fiscal years ended on September 30, 2006 and September 29, 2007, respectively, were for professional services rendered for the audits of the Company’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, income tax provision procedures, and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees.

The audit-related fees for the fiscal years ended on September 30, 2006 and September 29, 2007 were primarily related to accounting consultations and assistance with Sarbanes-Oxley compliance, potential acquisitions, and registration statements.

Tax Fees

Tax fees for the fiscal year ended on September 30, 2006 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and tax advice, including assistance with and representation in tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities.

All Other Fees

All other fees for the year ended on September 30, 2006 were primarily for services associated with various legal matters.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2006 and 2007.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 24, 2005.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in 2008 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 28, 2008. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in 2009, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 16, 2008. If such a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in 2009.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 26, 2007

By Order of the Board of Directors

Stuart W. Booth, Secretary

APPENDIX A

Central Garden & Pet Company

Charter for the Audit Committee

of the Board of Directors

November 1, 2007

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the quality and integrity of the Company’s financial statements, (2) the Company’s systems of disclosure controls and procedures and internal control over financial reporting, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s independent auditors and internal audit function, and (5) the compliance by the Company with legal and regulatory requirements.

Charter Review

The Audit Committee will review and reassess the adequacy of this charter at least once annually. In addition, the Company will publicly file this charter if required by the rules of the Securities and Exchange Commission (the “SEC”), unless this charter is available on the Company’s website.

Membership

The Audit Committee must be comprised of at least three members of the Board. The members will be elected by and serve at the pleasure of the Board. The members of the Audit Committee may not be officers or employees of the Company. Each member of the Audit Committee must be an “independent director,” as defined by and to the extent required by the rules of the NASDAQ Stock Market LLC and the SEC.

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief financial officer or other senior officer with financial oversight responsibilities.

Meetings

The Audit Committee will meet as often as it determines, but not less frequently than quarterly. The Audit Committee will meet with the Company’s independent auditor at least quarterly, including upon the completion of the annual audit to review and discuss the results of the independent auditor’s audit of the Company’s financial statements and internal controls, outside the presence of management. The Audit Committee will also meet with the Company’s internal auditors at least quarterly, or more frequently if it deems appropriate. The Audit Committee shall make regular reports to the Board.

Responsibilities

The responsibilities of the Audit Committee include the following:

1. Appoint, determine compensation for, review the conduct of, and replace, if appropriate, the independent auditor;

2. Review the plan and scope of the audit and related services, and pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are approved by the Audit Committee prior to the completion of the audit;

3. Review and discuss with the Company’s management and independent auditor the annual audit findings and results of interim reviews of the Company’s financial statements prior to publicly filing these reports;

4. Review and discuss with the independent auditor any material weaknesses or significant deficiencies in the design or operation of the Company’s internal controls over financial reporting, and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting; as disclosed to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer in connection with the certification requirements for the Company’s periodic reports on Form 10-K and Form 10-Q;

5. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and mitigate such exposures, including reviewing management’s risk assessment and risk management policies;

6. Discuss with management and the Company’s independent auditor any significant changes to generally accepted accounting principles (“GAAP”), SEC or other regulatory accounting policies or standards and any off-balance sheet structures that could impact the Company’s financial statements;

7. Review and discuss with management the Company’s earnings press releases prior to their release, including any “pro forma” or “adjusted” non-GAAP information;

8. Review and resolve any significant disputes between management and the independent auditor that arise in connection with the preparation of the audited annual financial statements, or interim financial statements reviewed by the independent auditor;

9. Review and discuss with the independent auditor their required interim and annual auditor communications, which, among other things, describe all critical accounting policies and practices used, alternative GAAP methods discussed with management, the ramifications of using such alternative methods and the auditor’s preferred method, and any other material written communications between the auditor and management;

10. Review major issues regarding accounting principles and practices that could significantly impact the Company’s financial statements and discuss with the Company’s independent auditor significant accounting policies, management judgments and accounting estimates that affect the financial statements, any difficulties encountered in the course of the audit work, any restrictions on the scope of the auditor’s activities or access to requested information, and disagreements with management, as required to be discussed by Statement of Accounting Standards No. 61;

11. Review the required written statement from the Company’s independent auditor delineating all relationships between the independent auditor and the Company, and discuss with the independent auditor and evaluate their independence, including whether any relationship identified, or any non-audit service provided, may impact the objectivity and independence of the independent auditor;

12. Confirm whether the independent auditor’s proposed audit engagement team satisfies applicable auditor rotation rules, including the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

13. Oversee the adequacy of the Company’s system of internal control over financial reporting, including obtaining reports from the independent auditor regarding such controls and reviewing any significant findings and recommendations of the independent auditor and management’s responses, including any special remedial steps adopted to address material weaknesses in internal control or significant deficiencies;

14. Review and discuss with the independent auditor the performance of the Company’s internal audit function and the quality of the Company’s financial accounting personnel;

15. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

16. Review and pre-approve all transactions between the Company and related parties other than compensation transactions;

17. Discuss with management significant instances of noncompliance with the Company’s code of ethics;

18. Recommend to the Board, as appropriate, that the audited financial statements be included in the Company’s Form 10-K;

19. Prepare the Audit Committee report for inclusion in the Company’s proxy statement and review required disclosures to determine if they comply with applicable SEC requirements;

20. Review and assess the results of any governmental or regulatory audits;

21. Meet with the Company’s tax director periodically to assess significant tax risks and exposures;

22. Review and discuss with management any comments from the SEC relating to financial and accounting matters and the Company’s responses; and

23. Review with the Company’s legal counsel any regulatory or legal matters which could have a significant effect on the Company’s financial statements.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

The independent auditor will report directly to the Audit Committee, and the Audit Committee will ensure that the independent auditor understands its ultimate accountability to the Audit Committee, as representatives of the Company’s stockholders.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals will be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee will have the authority, to the extent it deems necessary or appropriate, to retain and determine compensation for independent legal, accounting or other advisors. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

Reports

The Audit Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. The Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its annual meeting of stockholders.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CENTRAL GARDEN & PET COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 11, 2008

    The undersigned hereby appoints William E. Brown and Stuart W. Booth or any of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CENTRAL GARDEN & PET COMPANY to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 11, 2008, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

(Continued, and to be marked, dated and signed, on the reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed below.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS:

FOR all nominees listed (except as indicated)	WITHHOLD authority to vote for all nominees listed.
☐	☐

Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.

01 William E. Brown 02 Brooks M. Pennington III, 03 John B. Balousek,

04 David N. Chichester 05 Alfred A. Piergallini and 06 Bruce A. Westphal

2.	In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

I plan to attend the meeting	☐

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature(s) Date

The signature should correspond exactly with the name appearing on the certificate evidencing your stock. If more than one name appears, all should sign. Joint owners should each sign personally.